Catalyst Funds

Amendment Number 2 to the Investment Company Services Agreement

On behalf of its series, the Catalyst OPTI-flex Fund

This Amendment Number 2, dated August 20, 2007 to the Investment Company Services Agreement ("Agreement") dated April 28, 2006 between the Catalyst Funds, an Ohio Business Trust and Matrix Capital Group, a New York Corporation, is adopted to provide the following:

Schedule C of the Agreement is hereby amended to provide for the addition of the Catalyst OPTI-flex Fund.

All portions of the Agreement not specifically amended herein shall remain in full force and effect.

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Jerry Szilagyi, Trustee

Catalyst Funds

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Christopher F. Anci, President

Matrix Capital Group, Inc.